Exhibit 99.1



For Immediate Release:  January 31, 2006
Contact:  Paul Sunu, Chief Financial Officer at (919) 563-8222 or
          Rick Whitener, Vice President and Treasurer at (919) 563-8374

Bond Ticker: MADRIV
January 31, 2006
Mebane, North Carolina

              MADISON RIVER CAPITAL, LLC ANNOUNCES COMPLETION OF
                 AMENDMENT AND WAIVER TO ITS CREDIT AGREEMENT

    Mebane, North Carolina - January 31, 2006 - Madison River Capital, LLC (the "Company") today announced the completion of an amendment and waiver to its credit agreement effective January 27, 2006. The Amendment No. 1 and Waiver to the Credit Agreement reduces the interest rate on the $475.0 million in Term B-1 Advances by 25 basis points, effectively reducing the Company's interest expense by approximately $1.2 million per year. The Amendment reduces the Applicable Margin for the Term B-1 Facility to 1.25% per annum for Base Rate Advances and 2.25% per annum for Eurodollar Rate Advances prior to a Qualified IPO, and 0.75% per annum for Base Rate Advances and 1.75% per annum for Eurodollar Rate Advances after a Qualified IPO. In addition, in the year following the effective date of the Amendment, any prepayments of Term B-1 Advances, under certain conditions, will be required to include a prepayment fee equal to 1.00% of the aggregate principal amount of the prepayment.


    The Amendment No. 1 and Waiver also provides for a waiver of any Default or Event of Default under the Credit Agreement as a result of a restatement of the consolidated financial statements that were previously delivered to the Lenders. The restatement is discussed in the Company's Form 8-K filed with the Securities Exchange Commission on January 20, 2006. The Company also received an extension until May 31, 2006 for filing its 2005 year-end and 2006 first quarter reports required by the Credit Agreement as part of the Amendment.


    The Company also announced that it expects to receive the proceeds from the redemption of its Class C stock in the Rural Telephone Bank in the second quarter of 2006. The Company, which currently owns 26,478 Class C shares with a par value of $1,000 per share, expects to receive redemption proceeds of approximately $26.5 million.


    Historically, the Company has received an annual cash dividend on its Rural Telephone Bank stock. In December 2005, the Company received a $1.5 million dividend on its shares. As a result of the redemption, the Company will no longer receive any dividends or other distributions from the Rural Telephone Bank. In addition, the Company has also received annual patronage capital allocations from the Rural Telephone Finance Cooperative, consisting of cash and patronage capital certificates, as a result of its ownership of subordinated capital certificates in the Rural Telephone Finance Cooperative. The Company's subordinated capital certificates were redeemed and the proceeds used to partially repay the outstanding loans to the Rural Telephone Finance Cooperative in July 2005. The Company received a full patronage capital allocation in January 2006 consisting of approximately $2.0 million in cash and $0.8 million in patronage capital certificates. The Company expects to receive a partial patronage capital allocation in January 2007, estimated to be $0.3 million to $0.4 million, and, after receipt of that allocation, will not be eligible to receive any future additional patronage capital allocations.


    The Company also announced that Paul H. Sunu, Chief Financial Officer of the Company, will make a presentation at the JP Morgan 2006 Annual High Yield Conference being held in Miami, Florida on February 6th through February 8th, 2006.





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